Ex. 10.37
RYDER SYSTEM, INC.
ANNUAL CASH INCENTIVE AWARDS

[20XX] PLAN

The following terms and conditions (“Terms and Conditions”) apply to the 20XX annual incentive cash awards (the “Awards”) granted to certain individuals (each individual, a “Participant”) by Ryder System, Inc. (the “Company”). A description of these Terms and Conditions is set forth in the relevant Guide to the Annual Incentive Compensation Program (the “Guide”). No individual shall receive an Award unless the Company has notified the individual of the Award and delivered these Terms and Conditions and the Guide to the individual. Certain terms of the Award, including the performance goals and target payout amounts, are also set forth in the Guide and the payout grids titled “Incentive Payout Components by Position” (“Payout Grid”) applicable to the Participant.

1.General. The Award represents the right to receive a cash payment based on the attainment of certain financial performance goals, on the terms and conditions set forth herein, in Schedule A attached hereto and in the Guide, the applicable terms, conditions and other provisions of which are incorporated by reference herein (collectively, the “Award Documents”).

(a)The Award Documents supersede any and all prior oral representations, promises or guarantees relating to short-term incentives or annual bonuses for the applicable years. All provisions of the Award Documents shall apply unless otherwise prohibited by law. In the event there is an express conflict between the provisions of the Guide and those set forth in these Terms and Conditions, the Terms and Conditions of this Award shall govern. Unless otherwise approved by the Committee, individuals who have written agreements which specifically provide for annual incentive compensation other than that which is provided under the Award or who are participants in any other short-term incentive compensation plan of the Company or its subsidiaries and affiliates are not eligible to receive an Award hereunder. The Company may, in its sole discretion, provide discretionary or other bonuses to Company employees, whether or not they receive an Award.

(b)The terms and conditions contained herein may be amended by the Committee; none of the terms and conditions of the Award may be amended or waived without the prior approval of the Committee. Any amendment or waiver not approved by the Committee will be void and have no force or effect. Any employee or officer of the Company who authorizes any such amendment or waiver without the prior approval of the Committee will be subject to disciplinary action up to and including forfeiture of an Award and/or termination of employment (unless otherwise prohibited by law). All decisions and determinations made by the Committee relating to the Awards shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Award.

2.Financial Performance Goals; Performance Period. The Awards are intended to reward Participants for the attainment by the Company of certain performance goals during the period beginning on January 1, 20XX and ending on December 31, 20XX (the “Performance Period”). The amount payable pursuant to this Award shall be calculated in accordance with the attached Schedule A, subject to the additional terms and conditions of this Award.

3.Payment. Subject to Sections 4 and 5 below and the provisions of the Guide, amounts payable with respect to the Award will be payable in cash to the Participant following the determination of the Company’s performance, the calculation of the Award pursuant to Schedule A, and approval by the Committee (or the Board, as the case may be) of the payout. Payment shall be made during the 20XX calendar year, but in no event later than March 15, 20XX (the applicable date, the “Payment Date”), provided that, subject to Section 5 below, the Participant is, on the Payment Date, and has been from the first day of the Performance Period through the Payment Date, continuously employed in good standing by the Company or a Subsidiary. No Participant shall have a vested, accrued or contractual right to any payment under the Award. For purposes of these Terms and Conditions, the Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then immediately thereafter employed by the Company or another Subsidiary. Receipt of any payments hereunder is expressly conditioned upon the Participant remaining fully compliant with all Company values, principles, agreements, plans, procedures, protocols and policies and all rules contained in the Award Documents. Notwithstanding anything to the contrary set forth herein, to the fullest extent permitted under applicable law, (i) the Company retains the right, in its sole and absolute discretion, to withhold payment and participation from any Participant who violates or has violated any Company value, principle, agreement, plan, procedure, protocol, policy or the rules contained in the Award Documents even if there are no documented performance issues in the Participant’s personnel file and (ii) if the Company has any claim against the Participant for money or assets owed that has not been satisfied by the Participant, the amount otherwise payable pursuant to the Award shall be reduced by any such unpaid claims unless otherwise prohibited by law, including without limitation Section 409A of the Code. The calculation of amounts payable pursuant to the Award with respect to Participants outside of the U.S. will be set forth in the Guide.

4.New Hire, Promotion or Transfer. Participants who are newly hired, promoted, or transferred into or out of eligible positions, and those who move from one eligibility level to another, will receive a pro-rata incentive based on the terms in effect for his or her Management Level position, the portion of time spent in each position during the Performance Period, the annual rate of pay and the target incentive award for the eligible position(s).

5.Termination of Employment; Temporary Leave. Except as specifically set forth below, the Award will terminate and no amounts will be paid under the Award following the termination of the Participant’s employment.

(a)Resignation by the Participant or Termination by the Company or a Subsidiary: Notwithstanding anything herein to the contrary, (i) with respect to Participants who are entitled to severance benefits under the terms and conditions of any individual agreement or under the Company’s Executive Severance Plan, any amounts due will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to severance benefits under the terms of any individual agreement or the Company’s Executive Severance Plan, if any, the Award will terminate upon termination of employment and no amounts will be paid under the Award, provided that if a Participant’s employment is terminated by the Company after October 1, 20XX but before the Payment Date as a result of a reduction in force by the Company, or a location closing or loss of business, as determined by the Committee, in its sole and absolute discretion, the Participant shall be eligible to receive a payment hereunder on the Payment Date, if the Participant would have received a payment under the Award but for his or her termination. Payment made to a terminated employee pursuant to the preceding sentence shall only be made if the Participant has executed and delivered to the Company a release in favor of the Company in form and substance satisfactory to the Company, which has not been revoked, and shall not be made prior to the effective date of such release.

i.Notwithstanding the foregoing, if the Participant is terminated by the Company or a Subsidiary prior to the Payment Date and is subsequently re-employed by the Company or a Subsidiary prior to the Payment Date, such Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company.

ii.In the event that the Participant voluntarily terminates his or her employment with the Company prior to the Payment Date, (x) if the Participant is re-employed by the Company or a Subsidiary within 90 days of the effective date of such termination, but in any event prior to the Payment Date, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company; or (y) unless otherwise provided for herein, if the Participant is re-employed by the Company or a Subsidiary more than 90 days after the effective date of such resignation, but in any event before the end of the Performance Period, the Participant shall be eligible to receive a pro-rata payment on the Payment Date based on the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company, after the Participant was re-employed.

(b)Death or Disability (including Disability Retirement): If the Participant’s death or Disability occurs after the end of the Performance Period, the Participant (or his or her Beneficiary, in the event of death) shall receive all amounts otherwise payable to him or her under the Award on the Payment Date. If the death or Disability occurs during the Performance Period and the Participant would have received a payment under the Award but for his or her death or Disability, the Participant (or his or her Beneficiary, in the event of death) will be eligible to receive a pro-rata payment on the Payment Date based on the amount otherwise payable to the Participant and the number of days during the Performance Period that the Participant was considered to be an active employee, as determined by the Company.

(c)Workers’ Compensation or Approved Leave of Absence: Except as otherwise set forth herein, a Participant who takes an approved workers’ compensation leave or an approved leave of absence during any portion of the Performance Period and is actively employed for at least 180 days during 20XX, as determined by the Company, will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her leave of absence), which will be pro-rated based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company.

(d)Military Leave of Absence: A Participant who takes an approved military leave of absence will be eligible to receive a payment on the Payment Date (to the extent the Participant would have received a payment under the Award but for his or her military leave of absence) based on the Participant’s full Eligible Base Salary (as defined on Schedule A) regardless of the number of days worked during the Performance Period.

(e)Retirement: If the Participant’s Retirement occurs after December 31, 20XX (the last day worked) and before the Payment Date, the Participant shall receive all amounts due to him or her under the Award on the Payment Date. If the Participant’s Retirement occurs on or prior to December 31, 20XX (the last day worked is December 30 or earlier), the Award will terminate and no amounts will be paid under the Award, unless Section 5(a) or 5(b) applies. As used herein, the term “Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service.

(f)Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then the Company shall have the right to reclaim and receive from the Participant all cash paid to the Participant pursuant to Section 3 during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment.

6.Administration.

(a)Committee. The Committee shall administer the Award. Other provisions of the Award notwithstanding, the Board may perform any function of the Committee under the Award, and any authority specifically reserved to the Board under the terms of this Award, the Company’s Articles of Incorporation or By-Laws, or applicable law shall be exercised by the Board and not by the Committee.

(b)Powers and Duties of Committee. The Committee shall have full authority and discretion to:

i.adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Award;

ii.correct any defect or supply any omission or reconcile any inconsistency in the Award and to construe and interpret the Award, rules and regulations, Award Documents, or other instrument hereunder;

iii.make determinations relating to eligibility for and entitlements in respect of the Award, and to make all factual findings related thereto; and

iv.make all other decisions and determinations as may be required under the terms of the Award or as the Committee may deem necessary or advisable for the administration of the Award.

All determinations and decisions of the Committee shall be final and binding upon the Participant or any person claiming any rights under the Award from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding

(c)Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company any and all administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

(d)Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Award. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Award, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

7.U.S. Federal, State and Local Income Taxes. The Participant is solely responsible for the satisfaction of all taxes that may arise in connection with the Award. At the time of taxation, the Company shall have the right to deduct from other compensation or from amounts payable with respect to the Award an amount equal to the federal (including FICA), state, and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Award. Notwithstanding the foregoing, the Company may satisfy any tax obligations it may have in any other jurisdiction outside of the U.S. in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

8.Section 409A. Notwithstanding the other provisions hereof, the Award is intended to comply with the requirements of Code Section 409A, to the extent applicable. Accordingly, all provisions herein shall be construed and interpreted such that the Award either (a) qualifies for an exemption from the requirements of Code Section 409A or (b) satisfies the requirements of Code Section 409A to the maximum extent possible; provided, however, that in no event shall the Company be obligated to reimburse a Participant or a Participant’s Beneficiary for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that the Award is exempt from or complies with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to the Award. Notwithstanding anything herein to the contrary, in the event that the Award constitutes nonqualified deferred compensation under Code Section 409A, if (x) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (y) the delivery of any cash payable pursuant to the Award is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, such cash shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. In the event that the Participant is required to execute a release of claims to receive payment pursuant to the Award and the 60 day period following the Participant’s termination of employment spans two calendar years, notwithstanding any provision herein, payment shall not be made until the later calendar year, if required to comply with Code Section 409A.

9.Change of Control.

(a)Notwithstanding anything herein to the contrary, in the event of a Change of Control of the Company during the Performance Period, (i) with respect to Participants who are entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, the amount payable pursuant to this Award will be calculated in accordance with such agreement or plan and (ii) with respect to Participants who are not otherwise entitled to Change of Control benefits under the terms of any individual agreement or any severance plan or arrangement, and whose employment is terminated in connection with or as a result of the Change of Control, upon approval by the Committee, the Participant will be entitled to receive a pro-rata payment based on the number of days during the Performance Period that the Participant is considered to be an active employee, as determined by the Company, assuming target performance. This payment shall be made on or before March 15, 20XX.

(b)Notwithstanding the foregoing, in the event of a Change of Control, the Committee, in its discretion, may determine that the Participant shall receive a payment in settlement of the outstanding Award in such amount as may be determined by the Committee.
10.Sale of Business. If a business unit is sold during the Performance Period, the Participants that are employees of such business unit will receive a pro-rata payment based on performance. Such payment will be made over time or in one lump sum, as determined by the Committee, provided that in any event all payments will be made on or before March 15, 20XX.

11.Statute of Limitations and Conflicts of Laws. All rights of action by, or on behalf of the Company or by any shareholder against any past, present, or future member of the Board, officer, or employee of the Company arising out of or in connection with the Award or the Award Documents, must be brought within three years from the date of the act or omission in respect of which such right of action arises. The Awards and the Award Documents shall be governed by the laws of the State of Florida, without giving effect to principles of conflict of laws, and construed accordingly.

12.No Employment Right. Neither the grant of the Award, nor any action taken hereunder, shall be construed as giving any employee or any Participant any right to be retained in the employ of the Company. The Company is under no obligation to grant Awards hereunder. Nothing contained in the Award Documents shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or a Subsidiary or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved. To the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of the Award, and (b) if the Participant is employed by or performs services for a Subsidiary, the Participant shall be considered to have terminated employment or service for purposes of the Award if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

13.Limitation on Transferability/No Assignment. A Participant’s rights and interest under the Award may not be assigned or transferred, except as otherwise provided herein, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company's obligation under the Award to make any payment hereunder. Awards may be transferred to a Beneficiary in the event of the Participant’s death (to the extent the Award survives the Participant’s death). The Award may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.

14.Unfunded Award. Any amounts owed under the Award shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of any amounts payable under the Award.

15.Company Policy. This Award is considered “incentive compensation” under the Company’s Recoupment Policy, as in effect from time to time. The Award and any amounts payable hereunder shall be subject to all applicable clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented by the Board from time to time.

16.Amendments. The Committee may amend, suspend, discontinue, or terminate any Award (including the Award Documents) as the Committee deems appropriate.

17.Successors and Assigns. The Award may be assigned by the Company to any successor to the Company’s business. The Award shall be binding on all successors and assigns of the Company and a Participant, including the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate.

18.Severability of Provisions. If any provision of the Award is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Award shall be construed and enforced as if such provisions had not been included.

19.Defend Trade Secrets Act Notice. Participants are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
20.Definitions. Capitalized terms used above that are not defined have the meanings set forth below:
(a)“Board” means the Board of Directors of the Company.

(b)“Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to the Award that survive the Participant’s death, provided that if at the time of the Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Award.

(c)“Cause” means (i) fraud, misappropriation, or embezzlement against the Company or any of its Subsidiaries that results in material or potentially material financial or reputational harm to the Company or any of its Subsidiaries, (ii) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or dishonesty or a felony, (iii) material breach of any non-competition, non-solicitation, or confidentiality agreement with the Company or any Subsidiary, (iv) willful and continued failure to substantially perform the Participant’s key job duties or responsibilities (other than such failure resulting from the Participant’s Disability) that is not cured within thirty (30) days after the Participant is provided notice of such failure, or (v) willful and material violation of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. For purposes of determining “Cause”, no act or omission by the Participant shall be considered “willful” unless the Board determines that it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Cause shall be determined in the sole discretion of the Board and the Board’s allegations supporting such determination shall be set forth in a written notice to the Participant. The Participant shall have an opportunity within ten (10) business days after receiving such notice to meet with the Board to discuss the Board’s allegations of Cause. Any good faith determination by the Board that the Participant’s action or omission constitutes “Cause” shall be conclusive on the Participant.

(d)“Change of Control” occurs when:
i.any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (y) any acquisition by the Company or any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of subparagraph (iii) below; or

ii.the individuals who, as of the Effective Date, constituted the Board of Directors (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be, for purposes of this Award, considered as though such person were a member of the Incumbent Board; or

iii.consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.consummation of a liquidation or dissolution of the Company approved by the shareholders; or

v.consummation of a sale of all or substantially all of the assets of the Company.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Award or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee.

(g)“Disability” means a determination of disability under the long-term disability plan of the Company or a Subsidiary that is applicable to the Participant.

(h)“Effective Date” means January 1, 20XX.

(i)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)“Proscribed Activity” means any of the following:

i.the Participant’s breach of any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, to the extent such agreements are enforceable under applicable law;

ii.the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

iii.the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

iv.the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

v.the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of Participant, or the identity of which was learned by the Participant as a result of Participant’s employment with the Company;

vi.following the Participant’s termination of employment, the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

vii.the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

Notwithstanding the foregoing, nothing in these terms and conditions restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators.

If the Participant primarily provides services in California, subsection (iii) above shall not apply to the Participant and subsection (v) above shall apply to the Participant only to the extent that the Participant uses or discloses confidential information of the Company or any of its Subsidiaries in performing such Proscribed Activity and to the extent permitted by applicable law.

(k)“Proscribed Period” means the period beginning on the date of termination of Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(l)“Shares” means shares of common stock of the Company.

(m)“Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

SCHEDULE A TO [EXECUTIVE NAME]’S
20XX ANNUAL CASH INCENTIVE AWARD

The following sets forth the method for calculating the payment amount applicable to the Award to which this Schedule A is attached. This Schedule A shall be subject to the Award Documents. Unless otherwise specified in this Schedule A, all defined terms have the meanings set forth in the Award.

(a)As soon as practical after the end of the Performance Period, the Committee shall apply: (i) the performance metrics (the “Performance Metrics”); (ii) the performance target(s) (the “Performance Targets”); (iii) the weight given to [the/each] performance metric; (iv) the threshold, target and maximum payout amounts (expressed as a percentage of the Participant’s Eligible Base Salary) payable if the Performance Target(s) [is/are] achieved; and (v) any other requirements or limitations of the Award approved by the Committee, in each case as applicable to the Participant and specified in the Guide and the Payout Grid, to calculate the amount payable pursuant to this Award. The Committee may, in its sole discretion, increase or decrease the amount calculated pursuant to this paragraph (a) based on individual performance or such other factors, events or circumstances as the Committee deems appropriate. The Committee shall have sole discretion to determine whether and to what extent an Award will be payable to a Participant.

(b)The Committee may adjust the Performance Metric(s), the Performance Target(s), and the performance results in its sole discretion based on such factors, events or circumstances as the Committee deems appropriate in its sole discretion, including without limitation, with respect to (i) changes in accounting principle, standard or policy; (ii) changes in law or regulation; (iii) asset impairments; (iv) restructuring charges; (v) discontinued operations; (vi) non-operational or non-recurring items (including, without limitation, those resulting from mergers, acquisitions or divestitures); and (vii) a Change of Control, other corporate transactions, or acquisitions or dispositions of businesses and assets affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary.

(c)For purposes of the Award, Eligible Base Salary means the annual rate of pay for the Performance Period, excluding all other compensation paid to the Participant during the year, including but not limited to bonuses, incentives, commissions, car allowance, employee benefits, relocation expenses, and any imputed income for which the Participant may be eligible (all as more fully described in the Guide).